Exhibit 10.4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of
March 1, 2021 by and among Cooper-Standard Holdings Inc., a Delaware corporation (“CS Holdings”), Cooper-Standard Automotive Inc., an Ohio corporation, (the “Company”), and Jeffrey A. DeBest (“Executive”).

A.The Company and Executive are parties to the Cooper-Standard Automotive, Inc. Executive Severance Pay Plan dated as of January 1, 2011, as amended and restated as of June 17, 2020 (the “Plan”). Except where the context otherwise requires, capitalized terms used in this Agreement shall have the meanings given them in the Plan.

B.Pursuant to Section 5(a) of the Plan, Executive’s employment with the Company will terminate, and the parties wish to set forth the terms and conditions pertaining to the termination of Executive’s employment.

THEREFORE, in consideration of the mutual promises and obligations set forth in this Agreement, the Company and Executive agree as follows:

a.Separation.    Executive’s employment with the Company and its corporate parent, subsidiaries and affiliates will terminate effective March 1, 2021 (the “Separation Date”). The termination shall be deemed a termination by the Company without Cause. As of the Separation Date, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or director or other agent of the Company, its corporate parent, subsidiaries and affiliates and Executive shall execute any documents requested by the Company in connection therewith.

b.Consideration Provided by the Company.    The Company agrees, subject to Executive’s performance of Executive’s obligations hereunder:

i.to pay Executive’s salary in accordance with the Company’s usual payment practices and provide Executive such Employee Benefits as to which Executive may be entitled under the employee benefit plans of the Company through the Separation Date or under the terms of the benefit plans (including payments due under the Company’s Nonqualified Supplemental Executive Retirement Plan, which payment shall be made on September 2, 2021 or within 22 days thereafter);

ii.to reimburse Executive, within thirty (30) days of the Separation Date, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the Separation Date;

iii.to pay Executive the total gross amount of $1,274,625.00, which the parties agree is, and shall be deemed to be, the total amount payable to Executive under Section 5(a)(i) of the Plan, over a period of 18 months following the Separation Date in accordance with the Company’s normal payroll practices; provided that any payments which would are due prior to

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the date on which the Release (as defined in Section 4 below) becomes effective shall be delayed and paid with the first payment due after the Release becomes effective;

iv.to pay Executive in 2022 the pro rata portion of the annual cash incentive compensation award, if any is earned for 2021, at the time payment would have otherwise been made had Executive’s employment not terminated, in accordance with the terms of Section 5(a)(ii) of the Plan;
v.to provide Executive for eighteen (18) months following the Separation Date with health insurance benefits in accordance with and subject to the terms of Section 5(a)(iii) of the Plan; and

vi.to pay for outplacement services for services that commence within twelve (12) months following the Executive’s Separation Date and are completed prior to the end of the second calendar year following the Executive’s Separation Date and subject to the terms of Section 5(a)(iv) of the Plan.

It is agreed that Executive may permanently retain the iPhone, iPad and computer issued to the Executive by the Company (with Company data removed by the Company) and may continue to use the leased vehicle issued to the Executive by the Company (if applicable) until no later than March 1, 2021, by which time it shall be returned to the Company. Executive shall promptly return all other property of the Company in the Executive’s possession to the Company.

c.Equity Incentive Awards. Equity awards granted to Executive under CS Holdings’ 2017 Omnibus Incentive Plan shall be governed by such plans and award agreements, as applicable.

d.Release of Further Obligations.    Executive and the Company agree that, upon fulfillment of the obligations set forth in this Agreement, neither the Company, CSA Holdings or any of their affiliates, officers, directors or representatives shall have any further obligation of any kind to Executive. The Company’s obligations hereunder shall be contingent upon Executive executing (and failing to revoke) and delivering to the Company within twenty-one days following the receipt of the Separation Agreement, Exhibit A and a release in the form of Exhibit B (the “Release”). If the Executive fails to execute (or executes and then revokes) the Separation Agreement, Exhibit A and/or the Release within the applicable period, then the Company shall have no obligation to make the payments or provide the benefits described in Section 2.c through 2.f of this Agreement.

e.Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

f.Severability of Provisions.    If any of the provisions, terms, or clauses of this Agreement are held invalid, illegal, unenforceable or ineffective, such provisions, terms and clauses shall be deemed severable such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the parties.

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g.Confidentiality, Non-Compete and Non-Disparagement Agreement. The Executive agrees to all terms listed in the Confidentiality; Non-Compete and Non-Disparagement Agreement in Exhibit A.

h.Entire Agreement.    With the exception of Exhibit A, the Release, and section 13 of the Plan, which shall remain in effect, this Agreement contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral. No provision of this Agreement may be amended or waived except by written agreement signed by the parties.

i.No Waiver of Breach.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.

j.Binding Effect.    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

k.Governing Law.    This Agreement, Exhibit A and the Release shall be governed by and interpreted in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COOPER-STANDARD HOLDINGS INC.

By: /s/ Larry E. Ott     Name: Larry E. Ott
    Title: SVP and Chief Human Resources Officer

COOPER-STANDARD AUTOMOTIVE INC.

By:/ s/ Larry E. Ott     Name: Larry E. Ott
    Title: SVP and Chief Human Resources Officer
EXECUTIVE:

/s/ Jeffrey A. DeBest
Name: Jeffrey A. DeBest
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